Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Pete Bittner General Manager Bel Interconnect (717) 227-7804

Bel Acquires Array Connector

JERSEY CITY, N.J., August 21, 2013 -- Bel Fuse Inc. (NASDAQ:BELFA) (NASDAQ:BELFB) announced today that it has acquired privately-held Array Connector Corporation,  a manufacturer of aerospace and mil-spec connector products for more than 20 years.  Miami-based Array Connector had revenue of approximately $10 million for 2012.  The acquisition is anticipated to be neutral to Bel's earnings this year and accretive to earnings beginning in 2014.
"This is our fifth acquisition in the past 15 months, and the third specifically targeted to support the growth of our Cinch Connector division.  With products including miniature 38999 connectors for military communications applications, ARINC809/EN4165 connectors for in-flight entertainment applications, and a line of filtered connectors primarily for military/aerospace applications, the acquisition significantly expands Cinch's product offerings.  Array's modern machining and molding facilities increase Cinch's production capacity, and the acquisition also brings new customers, important intellectual property, and strong engineering capabilities.  Combined with our recently announced joint venture with Radiall and our other recent acquisitions, we believe this will substantially strengthen Cinch's position as a first tier provider to domestic and international aerospace, military and commercial customers," said Daniel Bernstein, Bel's President and CEO.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies), magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), and circuit protection (miniature, micro and surface mount fuses).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the impact of the acquisition on earnings and on the Company's business and regarding growth opportunities) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; the Company's ability to integrate newly acquired businesses; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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